SILVERADO GOLD MINES LTD.
505 - 1111 W. Georgia Street Vancouver, BC, V6E 4M3 Phone: (604) 689-1535 Fax: (604) 682-3519

May 16, 2004

SMITH CANCIGLIA CONSULTING, INC.
20949 Lohengrin Court
Ashburn, Virgina 20147

Dear Ms. Smith and Mr. Canciglia:

Re: SILVERADO GOLD MINES LTD. (the “Company”)
 - Consultant Agreement between the Company and Smith Canciglia Consulting, Inc.
 (“Smith Canciglia Consulting”)

We write to confirm the agreement (the “Agreement”) of the Company to retain Smith Canciglia Consulting as a consultant on the following terms and subject to the following conditions:

1.
Smith Canciglia Consulting will provide the federal government consulting, public affairs and public relations services to the Company in connection with business development issues relating to the Green Fuel Project, as contemplated in the letter of Smith Canciglia Consulting to the Company dated September 17, 2003 and as further agreed by the Company and Smith Canciglia Consulting from time to time (together, the “Consulting Services”).

2.	Smith Canciglia Consulting will provide Terri D. Smith and Henry R. Canciglia to perform the Consulting Services.

3.
Subject to Section 4 of this Agreement, the Company will pay to Smith Canciglia Consulting a consultant fee of $14,540 US per month (the “Consultant Fee”) in consideration for Smith Canciglia Consulting providing the Consulting Services. The Consultant Fee will include a cash portion of $2,540 per month and a portion to be paid as contemplated by Section 4 of this Agreement.

4.
In consideration for Terri D. Smith and Henry R. Canciglia providing the services on behalf of Smith Canciglia Consulting, the Company will grant options to purchase an aggregate of 960,00 common shares of the Company to Ms. Smith and Mr. Canciglia as follows:

Name of Optionee	Number of Options	Exercise Price	Expiry Date	Vesting Provisions
Terri D. Smith	480,000	$0.075	November 15, 2004	80,000 per month, on the 15th day of each month, commencing May 16, 2004
Henry R. Canciglia	480,000	$0.075	November 15, 2004	80,000 per month, on the 15th day of each month, commencing May 16, 2004

1/3

The Company will have the option to pay a portion of the monthly Consulting Fee equal to $12,000 by having Ms. Smith and Mr. Canciglia exercise stock options to purchase an aggregate of 160,000 shares at a price of $0.075 per share. Smith Canciglia Consulting agrees that the issue of the shares to Ms. Smith and Mr. Canciglia under the stock options will be treated as payment of a portion of the monthly Consulting Fee equal to $12,000. The payment of the exercise price of the stock options will be completed by cancellation of this amount of the monthly Consulting Fee. Ms. Smith and Mr. Canciglia agree that the options can be exercised in this manner without further action of Ms. Smith and Mr. Canciglia, provided common shares of the Company with respect to the options exercised are delivered to Ms. Smith and Mr. Canciglia.

The Consultant Shares will be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933 (the “Act”) or pursuant to an effective registration statement. If issued pursuant to an exemption from registration, all certificates representing the Consultant Shares will be endorsed with a legend confirming that the securities have not been registered and may only be resold pursuant to an effective registration statement under the Act or pursuant to a further exemption from registration, in the form required by the Company’s legal counsel.

The Company shall grant the Subscriber “piggyback” registration rights and shall register the shares, at the Company’s expense, in connection with its next registration of securities with the Securities and Exchange Commission (the “SEC”).

5.
The Company will reimburse Smith Canciglia Consulting for reasonable out-of-pocket expenses actually and properly incurred by Smith Canciglia Consulting in providing the Consulting Services. Smith Canciglia Consulting will provide a monthly statement of any expenses submitted for reimbursement and will, the request of the Company, provide proper receipts and invoices.

6.
Except as reasonable required to perform the Consulting Services, Smith Canciglia Consulting agrees not to disclose to any person or use for its own purposes any confidential information concerning the business or affairs of the Company which Smith Canciglia Consulting may acquire in the course providing the Consulting Services. All obligations with respect to confidential information will survive termination.

7.	The Consulting Services will not include:

(a)	services in connection with the offer or sale of securities in a capital-raising transaction;

(b)	services that directly or indirectly promote or maintain a market for the securities of the Corporation including without limitation the dissemination of information that reasonably may be expected to sustain or raise or otherwise influence the price of the securities;

(c)	services comprising investor relations or shareholder communications;

(d)	consultation in connection with financing that involves any issuance of the Company’s securities, whether equity or debt.

8.	In providing the Consulting Services, Smith Canciglia Consulting will:

(a)	comply with all applicable federal, state, local and foreign statutes, laws and regulations; and

(b)	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company.

9.
The term of this Agreement will be for a period of six months commencing on the date of this Agreement and subject to earlier termination as provided for herein. The term of this Agreement may only be extended by the written agreement of the Company and Smith Canciglia Consulting. All Options will terminate upon termination of this Agreement.

10.	The Company may terminate this Agreement at the Company’s option upon the breach by Smith Canciglia Consulting of its obligations pursuant to this Agreement, provided that the Company has

2/3

given written notice of default to Smith Canciglia Consulting and Smith Canciglia Consulting has failed to remedy the default within 14 days of receipt of written notice from the Company.

11.
The Company may terminate this Agreement at any time upon written notice to Smith Canciglia Consulting of termination and payment to Smith Canciglia Consulting of an amount equal to one months’ Consultant Fee as full and final payment of any and all liquidated damages to Smith Canciglia Consulting arising from early termination of this Agreement.

12.	Smith Canciglia Consulting may terminate this Agreement at any time upon thirty days written notice to the Company.

13.	This Agreement may not be assigned in whole or in part by Smith Canciglia Consulting without the prior written consent of the Company.

14.	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

If you are in agreement with the terms and conditions of engagement, please execute a copy of this letter where indicated below.

SILVERADO GOLD MINES LTD.
by its authorized signatory:

/s/ Garry L. Anselmo

_________________________________
Mr. Garry L. Anselmo
Chief Executive Officer

Accepted and agreed effective as of the 16th day of May, 2004.

SMITH CANCIGLIA CONSULTING, INC.
by its authorized signatory:

Per:

/s/ Henry R. Canciglia
____________________________
Authorized Signatory

/s/ Terri D. Smith	/s/ Henry R. Canciglia
____________________________	____________________________
Terri D. Smith, Individually	Henry R. Canciglia, Individually

3/3